Exhibit 4.1  Articles of Incorporation, As Amended (relevant portions only).

         Paragraph 7 regarding preemptive rights of shareholders and sales by Company of additional authorized but unissued shares of Common Stock (included in Items 3(c)(iii) and 3(c)(iv) above).